Exhibit 2.3

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

RAYVEN PROPERITES, LLC (FORMERLY WILD
BUILDINGS, LLC)

This Amended and Restated Limited Liability Company Agreement of Rayven Properties, LLC, a Delaware limited liability company (the “Company”), is entered into as of February 6, 2023, by and among the persons (collectively, with their permitted successors and assigns, are each referred to as a “Voting Member” and collectively, as the “Voting Members”) and OWEN BARRETT, as the initial member and a Voting Member (“Barrett”) and RAYVEN MANAGER, LLC (formerly Wild Buildings Manager, LLC), a Delaware limited liability company, as manager (the “Manager”).

RECITALS

Barrett caused the Company to be organized by filing a Certificate of Formation with the Secretary of State of Delaware on October 6, 2022 in accordance with the Delaware Limited Liability Company Act.

The Voting Members and the Manager entered into this Amended and Restated Limited Liability Company Agreement (the “Agreement”) in order to complete the initial capitalization of the Company and to appoint the Manager as non-member manager of the Company.

The Company has been organized to acquire, develop and manage commercial real estate properties and to seek to convert the properties so that they are net energy neutral properties.

The Voting Members and the Manager have amended the name of the Company to Rayven Properties, LLC and have amended the name of the Manager to Rayven Manager, LLC.

The day-to-day affairs of the Company shall be managed by the Manager.

In addition to the Voting Members, the Company will undertake an offering of non-voting membership interests to investors (the “Membership Offering”) and the Company will undertake a debt offering under Regulation A (the “Reg A Offering”). The Voting Members shall be responsible for obtaining and marketing the Company in order to obtain investors for the Membership Offering and the Reg A Offering and to participate and support the Company’s operations. The Company and the Manager desire to amend and restate the Limited Liability Company Agreement of the Company in order to facilitate completion of the Membership Offering and the filing of the Reg A Offering.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
DEFINITIONS

Section 1.01      Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in this Section 1.01:

“Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Additional Capital Contribution” means a Capital Contribution in addition to the Initial Capital Contributions by the Members.

“Additional Capital Contribution Notice” shall have the meaning set forth in Section 3.02(a).

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)            crediting to such Capital Account any amount that such Member is obligated to restore or is deemed to be obligated to restore pursuant to Treasury Regulations Sections 1.704- 1(b)(2)(ii)(c), l.704-2(g)(l) and l.704-2(i); and

(b)            debiting to such Capital Account the items described in Treasury Regulations Section l.704-l(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to a specified Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this Agreement, the term “control” (including its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Agreement” means this Amended and Restated Limited Liability Company Agreement, as executed and as it may be amended, modified, supplemented or restated from time to time as permitted hereby.

“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

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“Available Cash” for any fiscal quarter or other period means the excess, if any, of (a) the sum of (i) the amount of all cash receipts of the Company and the Company Subsidiaries (excluding Capital Contributions and capital contributions made by the Company to any Company Subsidiary) during the period, in each case without reduction for any non-cash charges, and (ii) any cash reserves of the Company and the Company Subsidiaries existing at the start of such period over (b) the sum of (i) all cash amounts paid in the period on account of expenses and capital expenditures incurred in connection with the Company’s and the Company Subsidiaries’ businesses (including general operating expenses, capital expenditures, taxes, amortization or interest on any debt of the Company), (ii) cash allocated for the acquisition of additional properties in the subsequent fiscal quarter, and (iii) cash reserves which may be required for the working capital and future expenses, debt payments, and other needs of the Company or any Company Subsidiary, as determined in by the Manager.

“Bankruptcy” means, with respect to a Member or the Company or any Company Subsidiary, the occurrence of any of the following:(a) the filing of an application by the Member or the Company for, or a consent to, the appointment of a trustee of the his or its assets; (b) the filing by him or it of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing the his or its inability to pay its debts as they come due; (c) the making by the him or it of a general assignment for the benefit of the creditors; (d) the filing by him or it of an answer admitting the material allegations of, or consenting to, or defaulting in answering a bankruptcy petition filed against him or it in any bankruptcy proceeding; or (e) the expiration of ninety (90) days following the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating him or it a bankrupt, or subject to a proceeding under the Federal Bankruptcy Code or appointing a trustee of his or its assets.

“Book Depreciation” means, with respect to any Company asset for each Fiscal Year (or other relevant period), the Company’s depreciation, amortization, or other cost recovery deductions determined for federal income tax purposes with respect to such asset, except that if the Book Value of an asset differs from its adjusted tax basis at the beginning of such Fiscal Year (or other relevant period), Book Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year (or other relevant period) bears to such beginning adjusted tax basis; provided that, if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year (or other relevant period) is zero and the Book Value of the asset is positive, Book Depreciation shall be determined with reference to such beginning Book Value using any permitted method selected by the Manager in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g)(3);

“Book Value” “Book Value” means, with respect to any asset, the adjusted basis of such asset for federal income tax purposes, except as follows:

(a)            the initial Book Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset as of the date of such contribution;

(b)            immediately prior to the distribution by the Company of any asset to a Member, the Book Value of such asset shall be adjusted to its gross Fair Market Value as of the date of such distribution;

(c)            the Book Value of all Company assets shall be adjusted to equal their respective gross Fair Market Values, as reasonably determined by the Manager upon the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

(d)            the Book Value of each asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted tax basis of such asset pursuant to Code Sections 734(b) or 743(b), but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and Section 5.02(e); provided that, Book Values shall not be adjusted pursuant to this paragraph (d) to the extent that an adjustment pursuant to paragraph (c) above is made in conjunction with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d); and

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(e)            if the Book Value of a Company asset has been determined pursuant to paragraph (a) or adjusted pursuant to paragraphs (c) or (d) above, such Book Value shall thereafter be adjusted to reflect the Book Depreciation taken into account with respect to such Company asset for purposes of computing Net Income and Net Losses.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Douglas County, Nebraska are authorized or required to close.

“Capital Account” has the meaning set forth in Section 3.04.

“Capital Contribution” means, for any Member, the total amount of cash and cash equivalents contributed to the Company.

“Capital Budget” shall have the meaning set forth in Section 7.01.

“Capital Contribution Percentage Interest” means with respect to any Member, the fraction (expressed as a percentage) the number of which is the Member’s Capital Contribution(s) to the Company and the denominator of which is the total Capital Contributions made by all Members to the Company. For example, if a Member has contributed $50,000 to the Company and the aggregate amount of all Capital Contributions to the Company are $1,300,000, the Member’s Capital Contribution Percentage Interest is 50,000/1300000 or 3.4862%.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Delaware Secretary of State on October 5, 2022, as amended from time to time in accordance with the provisions hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Minimum Gain” means “partnership minimum gain” as defined in Treasury Regulations Section l.704-2(b)(2), substituting the term “Company” for the term “partnership” as the context requires.

“Company Subsidiary” means any Person, the ownership or equity interests of which are owned, in whole or in part, directly or indirectly, by the Company.

“Consent by Spouse” has the meaning set forth in Section 2.07.

“Contributing Member” has the meaning set forth in Section 3.03(a).

“Contribution Default Notice” has the meaning set forth in Section 3.03(a).

“Contribution Election Notice” has the meaning set forth in Section 3.03(a).

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“Control” means, with respect to any specified Person, the power, direct or indirect, to direct or cause the direction of the management and policies of the Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “Controlling” and “Controlled” shall have correlative meanings.

“Corporate Transparency Act” means the Anti-Money Laundering Act of 2020, as amended from time to time and all regulations issued thereunder.

“Covered Person” means the Voting Members, the Voting Member Representatives, the Manager and their successors and the officers and managers of the Company Subsidiaries.

“Default Amount” has the meaning set forth in Section 3.03(a).

“Disability” means for a period as a result of a physical or mental illness or impairment due to which Manager is unable to perform his or her duties to the Company and the Company Subsidiaries on a full-time basis, even with reasonable accommodation or the adjudication of such person by a court of competent jurisdiction as incompetent to manage the person’s affairs or property regardless of any period during which the person is unable to perform his or her regular management duties to the Company. A Majority of the Voting Members shall determine, according to the facts then available, whether and when a person has suffered a Disability which shall exist so long as a Majority of the Voting Members continue to determine that a Disability exists.

“Electing Members” shall have the meaning provided in Section 7.04.

“Electronic Transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

“Fair Market Value” shall mean the cash price at which a willing seller would sell and a willing buyer would buy, both having full knowledge of the relevant facts and being under no compulsion to buy or sell, in an arm’s-length transaction without time constraints.

“Initial Capital Contribution” means the initial capital contribution made by a Member in exchange for initial purchase of Voting Units or Non-Voting Units.

“Liquidator” shall have the meaning set forth in Section l l.03(a).

“Losses” means losses, claims, damages, judgments, fines or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against the losses, claims, damages, judgments, fines or liabilities, and any amounts expended in settlement of any claims.

“Major Decisions” shall have the meaning set forth in Section 7.02.

“Majority in Interest of the Voting Members” and “Majority of the Voting Members” means, at any time, at least all but one (1) of the Voting Members and Voting Member Representatives, excluding any Voting Member Representative subject to a Disability.

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“Management Agreement” means the Management Agreement with the Manager entered into contemporaneously with this Agreement and any amendments thereto approved as provided herein.

“Mediator” shall have the meaning set forth in Section 7.04(a).

“Member” means (a) each Person identified on the Members Schedule as of the date hereof as a Member and who has executed this Agreement or a counterpart thereof, and (b) and each Person who is hereafter admitted as a Member in accordance with the terms of this Agreement and the Act, in each case so long as such Person is shown on the Company’s books and records as the owner of such Membership Interest. The Members shall constitute the “members” (as that term is defined in the Act) of the Company.

“Member Nonrecourse Debt” means “partner nonrecourse debt” as defined in Treasury Regulations Section 1.704-2(b)(4), substituting the term “Company” for the term “partnership” and the term “Member” for the term “partner” as the context requires.

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section l.704-2(i)(3).

“Member Nonrecourse Deduction” means “partner nonrecourse deduction” as defined in Treasury Regulations Section l.704-2(i), substituting the term “Member” for the term “partner” as the context requires.

“Member’s Percentage Interest” means the Percentage Interests of the Member in the class of Membership Interests shown on the Members Schedule, as amended from time to time.

“Members Schedule” means Exhibit A to this Agreement, as amended from time to time.

“Membership Interest” means an interest in the Company owned by a Member, including the Member’s right (a) to its distributive share of Net Income, Net Losses and other items of income, gain, loss and deduction of the Company; (b) to its distributive share of the assets of the Company, (c) to vote on, consent to, or otherwise participate in, any decision of the Members as provided in this Agreement; and (d) to any and all other benefits to which such Member may be entitled as provided in this Agreement or the Act.

“Membership Offering” shall have the meaning set forth in the Recitals.

“Net Income” and “Net Loss” mean, for each Fiscal Year or other period specified in this Agreement, an amount equal to the Company’s taxable income or taxable loss, or particular items thereof, determined in accordance with Code Section 703(a) (where, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(l) shall be included in taxable income or taxable loss), but with the following adjustments:

(a)            any income realized by the Company that is exempt from federal income taxation, as described in Code Section 705(a)(l)(B), shall be added to such taxable income or taxable loss, notwithstanding that such income is not includable in gross income;

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(b)            any expenditures of the Company described in Code Section 705(a)(2)(B), including any items treated under Treasury Regulations Section l.704-l(b)(2)(iv)(I) as items described in Code Section 705(a)(2)(B), shall be subtracted from such taxable income or taxable loss, notwithstanding that such expenditures are not deductible for federal income tax purposes;

(c)            any gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property so disposed, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(d)            in lieu of the depreciation, amortization or cost recovery deductions allowable in computing taxable income or loss, there shall be taken into account book depreciation;

(e)            if the Book Value of any Company property is adjusted as provided in paragraphs or (c) of the definition of Book Value, then the amount of such adjustment shall be treated as an item of gain or loss and included in the computation of such taxable income or taxable loss; and

(f)            notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 5.02 hereof shall not be taken into account in computing Net Income or Net Loss. Except as otherwise provided in Section 5.02, the amounts of the items of Company income gain, loss or deduction available to be specially allocated pursuant to Section 5.02 shall be determined by applying rules analogous to those set forth in paragraphs (a) through (e) above.

“Non-Contributing Member” shall have the meaning set forth in Section 3.03(a).

“Non-Electing Members” shall have the meaning set forth in Section 7.04

“Non-Participating Member” shall have the meaning set forth in Section 2.08.

“Non-Participating Member’s Interest” shall mean and include for purposes of the application of Section 2.08 hereof, any membership interest of the Non-Participating Member and any Voting Interest previously owned by the Non-Participating Member that has been transferred to any Person, including any trust for which the Non-Participating Member is a trustee.

“Non-Voting Member” shall mean any Member who owns Non-Voting Units.

“Non-Voting Units” are units of membership in the Company that are listed in the Members Schedule as Non-Voting Units and have no right to vote on matters.

“Nonrecourse Deductions” has the meaning set forth m Treasury Regulations Section 1.704-2(b).

‘‘Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.704- 2(b)(3).

“Offering Participation Notice” shall have the meaning set forth in Section 2.08.

“Original Voting Members” shall mean Owen Barrett, Chris Pomerleau, Grant Bowman, Joel Cesare, Earl Hohler and Colin Schwartz, the original voting members of the Company.

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“Partnership Representative” has the meaning set forth in Section 10.04(a).

“Permitted Transfer” means a Transfer of Membership Interests carried out pursuant to Section 9.02.

“Permitted Transferee” means a recipient of a Permitted Transfer.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Property” and “Properties” shall have the meaning set forth in Section 2.05.

“Proposed Capital Budget” shall have the meaning set forth in Section 7.01.

“Qualified Member” shall have the meaning set forth in Section 10.01.

“Regulatory Allocations” has the meaning set forth in Section 5.02(f).

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable governing body are owned, directly or indirectly, by the first Person.

“Taxing Authority” shall have the meaning set forth in Section 6.02(b).

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Membership Interests owned by a Person or any interest (including a beneficial interest or ownership interest in any Member or Person that owns directly, or indirectly any Membership Interest) in any Membership Interests owned by a Person. “Transfer” when used as a noun shall have a correlative meaning. “Transferor” and “Transferee” mean a Person who makes or receives a Transfer, respectively.

“Treasury Regulations” means the final or temporary regulations issued by the United States Department of Treasury pursuant to its authority under the Code, and any successor regulations.

“Voting Member” shall mean any Member who owns Voting Units.

“Voting Member Representative” shall have the meaning set forth in Section 9.02.

“Voting Unit” shall mean units of membership in the Company that are listed in the Members Schedule as Voting Units.

“Withholding Advances” shall have the meaning set forth in Section 6.02(b).

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Section 1.02      Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and Exhibits and Schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Article II

ORGANIZATION

Section 2.01      Formation.

(a)            Pursuant to the provisions of the Act, Barrett formed the Company by the filing of the Certificate of Formation with the Secretary of State of the State of Delaware. Edward L. Wender was designated as the Company’s “authorized representative” to execute and file the Certification of Formation.

(b)            This Agreement shall constitute the “limited liability company agreement” (as that term is used in the Act) of the Company. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations, and liabilities of any Member are different by reason of any provision of this Agreement than they would be under the Act in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

Section 2.02      Name. The name of the Company is “Rayven Properties, LLC” and all Company business must be conducted in that name or such other name or names that comply with law and as the Manager may select.

Section 2.03      Principal Place of Business; Registered Office; Registered Agent. Principal Place of Business; Registered Office; Registered Agent. The principal place of business of the Company shall be at such place as the Manager may from time to time designate. The registered agent and registered office of the Company required by the Act to be maintained in the State of Delaware shall be the registered agent and the registered office set forth in the Certificate of Formation of the Company (the “Certificate of Formation”) or such other registered agent or registered office as the Manager may designate in the manner provided by law.

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Section 2.05      Purpose; Powers.

(a)            The purposes of the Company are to, directly or indirectly through subsidiaries, engage in (i) the ownership, management, improvement, development and decarbonization of commercial real estate properties (each a “Property” or collectively, the “Properties”), (ii) to raise funds through the sale of Non-Voting Membership Interests on such terms as may be determined pursuant to this Agreement pursuant to the Membership Interest Offering, (iii) to undertake the Reg A Offering of debt securities on terms determined pursuant to this Agreement, (iv) to organize subsidiaries to undertake acquisitions of Properties, (v) to, directly or indirectly, obtain mortgage and/or mezzanine financing for the acquisition of a Property or Properties, and (v) any other lawful activity permitted (or not prohibited) of limited liability companies under the Act, necessary, desirable or incidental thereto.

(b)            Subject to all of the terms, covenants, conditions and limitations contained in this Agreement and any other agreement entered into by the Company, the Company shall have the power and authority to do any and all acts and things necessary, appropriate, proper, advisable, desirable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Company.

Section 2.06      Term. The term of the Company commenced on the date the Certificate of Formation was filed with the Secretary of State of the State of Delaware and shall continue in existence perpetually until the Company is dissolved in accordance with the provisions of this Agreement.

Section 2.07      Membership Interest Schedule. The name, mailing address, Initial Capital Contribution, class (either Voting or Non-Voting), number of Units, and Percentage Interest (of the applicable Class of membership) of each Initial Member are set forth on Exhibit A hereto. The Manager shall update Exhibit A from time to time as necessary to reflect the issuance of additional Membership Interests and any change in the information listed thereon. An amendment or revision to Exhibit A made in accordance with this Agreement shall not be deemed an amendment to this Agreement. Any reference in this Agreement to Exhibit A shall be deemed a reference to Exhibit A as amended and in effect from time to time. If any Member or any Permitted Transferee thereof is a natural person, is married and resides in a community property state, then as a condition to the admission of such Member or Permitted Transferee and the payment of any distributions to the Member or Permitted Transferee, the Member or Permitted Transferee shall deliver to the Company a copy of the Consent by Spouse in the form attached hereto as Schedule B (the “Consent by Spouse”), duly executed by the spouse of the Member or Permitted Transferee. As of the date of this Agreement, the following are community property states: Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Washington and Wisconsin.

2.08            Voting Membership Interests; Periodic Reviews; Vesting

(a)            Each Original Voting Member shall receive fifty (50) Voting Units each priced at $1,000. Additional Voting Units may be issued at a price of $1,000 per Voting Unit in the event that the Voting Members make Additional Capital Contributions as provided herein. The Voting Units shall not be certificated.

(b)            Each Original Voting Member is expected to be responsible for obtaining and marketing the Company in order to obtain investors for the Membership Offering and the Reg A Offering and to participate in and support the Company’s sourcing, acquisition and development of Projects and other operations.

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(c)            The Manager may send a report to all of the Original Voting Members on or before January 1 and July 1 of each calendar year commencing with the calendar year 2023 setting forth whether the Manager has determined that one or more of the Original Voting Members has not sufficiently supported and participated in the Company’s activities in light of the other Members’ support and participation of the Company’s operations, and the basis for such determination (an “Offering Participation Notice”).

(d)            If the Manager determines that an Original Voting Member has not adequately supported and participated in the Company’s activities in light of the other Original Voting Members’ support and participation, and such failure has continued, in the opinion of the Manager, for a period of six months after the issuance of the initial Offering Participation Notice giving notice of the Manager’s determination that an Original Voting Member (a “Non-Participating Member”) is not adequately supporting and participating the Company’s activities, the Manager may call a meeting of Voting Members for the purpose of reducing the Non-Participating Membership Interest by up to fifty percent (50%) and the reallocation of such interest to the Voting Members who do not own any of the Non-Participating Member’s Interest.

(e)            If a Majority of the Voting Members determine to reduce the Non-Participating Member’s Interest, the Member’s Percentage Interest associated with the Non-Participating Member’s Interest shall be reduced effective as of the beginning of the next fiscal quarter of the Company. In no event may the Member’s Percentage Interest associated with a Non-Participating Members Interest be reduced by more than fifty percent (50%).

(g)            Notwithstanding any other provision hereof, the Membership Percentage Interests of the Voting Members shall not be decreased or increased pursuant to this Section 2.08 after January 2, 2026.

2.09         Non-Voting Units. The Company intends to issue Two Thousand (2,000) Non-Voting Units at a price of One Thousand Dollars ($1,000) each. The Manager shall have the authority to accept subscriptions for such Non-Voting Units. The Company may issue additional Non-Voting Units at the same price (a) with the approval of the Majority of the Voting Members, or (b) to Voting Members who make an Additional Capital Contribution to the Company in lieu of a Non-Voting Member who elects to not make an Additional Capital Contribution in accordance with Section 3.02 hereof. The Non-Voting Units shall not be certificated.

2.10         Title to Property. The Company shall at all times hold title to all of its property in the name of the Company or a Company Subsidiary and not in the name of any Member, and no Member shall have any ownership interest in such property in such Member’s individual name. Each Member’s Membership Interest shall be personal property for all purposes.

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Article III

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

Section 3.01      Initial Capital Contributions.

(a)            Contemporaneously with the execution of this Agreement, each Original Voting Member has made an Initial Capital Contribution in cash as set forth opposite such Member’s name on Exhibit A (the “Members Schedule”).

(b)            Upon the issuance of Non-Voting Membership Interests from time to time, the Manager shall update Members Schedule to reflect the Non-Voting Member’s name, address, Initial Capital Contribution, number of Units, Percentage Interest and other information on Members Schedule.

(c)            The Manager shall update the Members Schedule upon the issuance or Transfer of any Voting Units or Non-Voting Units to any new or existing Member including any Permitted Transferee in accordance with this Agreement, the making of Additional Capital Contributions or any other change in the information set forth in Members Schedule.

Section 3.02      Additional Capital Contributions.

(a)            Call for Additional Capital Contributions. If the Manager determines that Additional Capital Contributions are necessary or desirable to fund the marketing of the Membership Interest Offering or the Reg A Offering, the Manager may request that the Voting Member Representatives approve a call for Additional Capital Contributions which request shall set forth the amount of the proposed additional Capital Contributions, If a Majority in Interest of the Voting Members approve any request for Additional Capital Contributions for any amount (including an amount that is higher or lower than the amount requested by the Manager), the Manager shall give notice to the Members requesting them to make Additional Capital Contributions (the “Additional Capital Contribution Notice”). The Additional Capital Contribution Notice shall allocate the additional capital call in accordance with the Members’ capital contributions and respective Percentage Interests for each Class.

(b)            Effect of Additional Capital Contributions. If a Member makes an Additional Capital Contribution in accordance with Section 3.02(a), the Manager shall revise the Members Schedule to reflect the Additional Capital Contributions made.

(c)            No Other Contributions or Advances. Except for the initial Capital Contributions, no Member shall be required to make any Capital Contributions. No Member may lend funds to the Company except (i) in amounts and on terms and conditions approved by the Majority of the Voting Members, or (ii) with the approval of the Manager, on the same terms and conditions (except as to a preference on repayment) as provided in the Reg A Offering.

(d)            No Assignee for Contribution. No Member may substitute an assignee or any other Person as a contributor of Capital Contributions in its place.

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Section 3.03 Contributions; Failure of a Member to Make Additional Capital Contributions.

(a)            Election by Contributing Member. In the event that any Member fails to contribute all or any portion of an Additional Capital Contribution required to be made by such Member (the “Non-Contributing Member”) under this Agreement within thirty (30) Business Days after the Additional Capital Contribution Notice was sent to such Member, the Manager shall provide written notice (each, a “Contribution Default Notice”) to the Members who have contributed the full amount of their respective Additional Capital Contributions (the “Contributing Members”) within five (5) Business Days setting forth the amount of the Additional Capital Contributions not made by Non-Contributing Members for each of the Classes of Membership (the “Default Amount”). The Contributing Members shall exercise their right to contribute all or any portion of the Default Amount by providing written notice to the Manager within ten (10) Business Days after receipt of the Contribution Default Notice (each, a “Contribution Election Notice”) stating the amount which each Contributing Members shall contribute to the Company. All contributions shall be in multiples of One Thousand Dollars ($1,000) and Non-Voting Members may not make a contribution in lieu of a Non-Contributing Member that is a Voting Member. The Contributing Members shall make such contribution to the Company within ten (10) Business Days after the delivery of the Contribution Election Notice to the Manager with such contributions for the account of the Non Contributing Members. If (x) a Contributing Member does not provide a Contribution Election Notice to the Manager within ten (10) Business Days after its receipt of the Contribution Default Notice, or (y) a Contributing Member elects to contribute all or a portion of the Default Amount, but does not make such contribution within ten (10) Business Days after delivery of the Contribution Election Notice, then such Contributing Member shall be deemed to have elected not to contribute any portion of the Default Amount to the Company. If Contributing Members seek to contribute more than the Default Amount, the Manager shall return the excess amount to the Contributing Members in proportion to the respective amounts of the default Amount the Contributing Members have contributed rounded to multiples of $1,000. For example, if the Default Amount is $10,000 and two Contributing Members elect to contribute $8,000 and $4,000, respectively, the Manager shall return the excess so that the Contributing Members contribute $7,000 and $3,000 of the Default Amount, respectively.

(b)            Issuance of Additional Units. Each Contributing Member shall be issued one additional Unit for each One Thousand Dollars contributed and the Manager shall amend Members Schedule to reflect changes in the Units owned and the Percentage Interest of each Class. Voting Members who are Contributing Members shall be deemed to first make contributions for any Voting Member who is a Non-Contributing Member and shall be issued additional Voting Units equivalent to the contribution he made in lieu of a contribution to be made by a Non-Contributing Member who is a Voting Member.

Section 3.04      Maintenance of Capital Accounts. The Company shall establish and maintain for each Member a separate capital account (a “Capital Account”) on its books and records in accordance with this Section 3.04. Each Capital Account shall be established and maintained in accordance with the following provisions:

(a)	Each Member’s Capital Account shall be increased by the amount of:

(i)	cash contributed by such Member to the Company;

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(ii)	any Net Income or other item of income or gain allocated to such Member pursuant to Article V; and

(iii)	any liabilities of the Company that are assumed by such Member or secured by any property distributed to such Member.

(b)	Each Member’s Capital Account shall be decreased by:

(i)	the cash amount or Book Value of any property distributed to such Member pursuant to Article VI and Section 11.03(c)(iii):

(ii)	the amount of any Net Loss or other item of loss or deduction allocated to such Member pursuant to Article V; and

(iii)	the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.

Section 3.05      Succession Upon Transfer. If any Units are Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred Units.

Section 3.06      Negative Capital Accounts. In the event that any Member shall have a deficit balance in its Capital Account, such Member shall have no obligation, during the term of the Company or upon dissolution or liquidation thereof, to restore such negative balance or make any Capital Contributions to the Company by reason thereof, except as may be required by Applicable Law or in respect of any negative balance resulting from a withdrawal of capital or dissolution in contravention of this Agreement.

Section 3.07      No Withdrawals from Capital Accounts. No Member shall be entitled to withdraw any part of its Capital Account or to receive any distribution from the Company, except as otherwise provided in this Agreement. No Member shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account, except as otherwise provided in this Agreement. The Capital Accounts are maintained for the sole purpose of allocating items of income, gain, loss and deduction among the Members and shall have no effect on the amount of any distributions to any Members, in liquidation or otherwise.

Section 3.08      Treatment of Loans from Members. Loans by any Member to the Company shall not be considered Capital Contributions and shall not affect the maintenance of such Member’s Capital Account.

Section 3.09      Modifications. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-l(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. If the Manager determines that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases to the Capital Accounts, are computed in order to comply with such Treasury Regulations, the Manager may authorize such modifications.

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Section 3.10      Capital of the Company.

(a)            The capital of the Company shall be the sum of the Members’ Capital Contributions. Except as otherwise expressly provided herein, no Member shall be entitled to withdraw or receive any interest or other return on its Capital Contribution.

(b)            The Members shall not be personally liable for the expenses, liabilities, indebtedness or obligations of the Company, any Subsidiary or any other Member. The liability of each Member to fund the capital of the Company shall be limited solely to the amount of its Capital Contributions made to date; provided that after a Member has received a distribution from the Company, such Member may be liable to the Company for the amount of the distribution but only to the extent provided by the Act. Except as specifically required by the Act, no Member shall have any obligation to restore any negative balance in its Capital Account. It is expressly acknowledged and agreed that the provisions of this Agreement relating to the rights and obligations of the Members to make any Capital Contributions or to make any loans to the Company are for the sole benefit of the parties to this Agreement and may not be exercised on behalf of the Members or invoked or enforced for any other purpose by any other Person, including by any lender party to a financing or by any trustee in a bankruptcy proceeding. Nothing contained in this Agreement shall be deemed to confer on any Member the right to control the business of the Company for purposes of the Act.

(c)            Except as otherwise provided in this Agreement, no Member shall have the right to demand the return of all or any part of its Capital Contribution or to demand or receive property other than cash in return for its Capital Contribution. No Member shall be liable for the return of the Capital Contribution of any other Member.

(d)            The Members have (i) no right under Section 18-604 of the Act to withdraw or resign and receive the fair value of their Membership Interests, (ii) no right to demand or receive any distribution from the Company in any form other than cash and in accordance with the provisions of this Agreement concerning distributions, and (iii) no right under Section 18-606 of the Act.

Article IV

MEMBERS

Section 4.01      Admission of New Members. In order for any Person not already a Member of the Company to be admitted as a Member, whether pursuant to an issuance or Transfer of Membership Interests permitted hereunder, such Person: (i) shall have executed and delivered to the Company a written undertaking to adopt and be bound by this Agreement; (ii) if a natural person that is married and resides in a community property state, shall have delivered to the Company a copy of the Consent by Spouse by his or her spouse in the form attached hereto as Schedule B, duly executed by his or her spouse. Upon the amendment of the Members Schedule and the satisfaction of any other applicable conditions, such Person shall be admitted as a Member and be deemed listed as such on the books and records of the Company.

Section 4.02      No Withdrawal. No Member shall have the ability to withdraw or resign as a Member prior to the dissolution and winding up of the Company and any such withdrawal or resignation or attempted withdrawal or resignation by a Member prior to the dissolution or winding up of the Company shall be null and void. As soon as any Person who is a Member ceases to hold any Membership Interests, such Person shall no longer be a Member. A Member shall not cease to be a Member as a result of the Bankruptcy of such Member or as a result of any other events specified in§ 18-304 of the Delaware Act.

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Section 4.03      No Interest in Company Property. No real or personal property of the Company shall be deemed to be owned by any Member individually, but shall be owned by, and title shall be vested solely in, the Company. Without limiting the foregoing, each Member hereby irrevocably waives during the term of the Company any right that such Member may have to maintain any action for partition with respect to the property of the Company.

Article V

ALLOCATIONS

Section 5.01      Allocation of Net Income and Net Loss. For each Fiscal Year (or portion thereof), after adjusting each Member’s Capital Account for all Capital Contributions and distributions during such Fiscal Year (or portion thereof) and after giving effect to the special allocations set forth in Section 5.02, Net Income and Net Loss shall be allocated to the Members’ Capital Accounts in a manner such that, as of the end of such Fiscal Year (or portion thereof), the Capital Account of each Member (which may have either a positive or negative balance) shall equal, as nearly as possible, (a) the amount of distributions that would be received by each such Member if the Company were liquidated and all of its assets were sold for their Book Values, taking into account any adjustments thereto for such period, all liabilities of the Company were satisfied in full in cash according to their terms (limited for each Nonrecourse Liability and Member Nonrecourse Debt to the Book Value of the assets securing such liability), and all remaining amounts (after satisfaction of such liabilities) were distributed in full pursuant to Section 6.01, minus (b) the sum of such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain and the amount, if any, such Member is obligated to contribute to the capital of the Company as of the last day of such Fiscal Year (or portion thereof).

Section 5.02      Regulatory and Special Allocations.      Notwithstanding the provisions of Section 5.01:

(a)            Except as set forth in Treasury Regulations Section l.704-2(f)(2),(3),(4) and (5), if, during any Fiscal Year, there is a net decrease in Company Minimum Gain, each Member, prior to any other allocation pursuant to this Article V, shall be specially allocated items of gross income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to that Member’s share of the net decrease of Company Minimum Gain, computed in accordance with Treasury Regulations Section l.704-2(g). Allocations of gross income and gain pursuant to this Section 5.02(a) shall be made first from gain recognized from the disposition of Company assets subject to Nonrecourse Liabilities to the extent of the Company Minimum Gain attributable to those assets, and thereafter, from a pro rata portion of the Company’s other items of income and gain for the taxable year. This Section 5.02(a) is intended to comply with the “minimum gain chargeback” requirement in Treasury Regulations Section l.704-2(f) and shall be interpreted consistently therewith.

(b)            Member Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulations Section l.704-2(i). Notwithstanding any other provision of this Section 5.02(b). except as otherwise provided in Treasury Regulations Section l.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, each Member that has a share of such Member Nonrecourse Debt Minimum Gain shall be specially allocated items of income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years), in an amount equal to that Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain. Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulations Sections l.704-2(i)(4) and 1.704-20)(2). This Section 5.02(b) is intended to comply with the “chargeback of partner nonrecourse debt minimum gain” requirements in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

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(c)            Nonrecourse Deductions shall be allocated to the Members in accordance with the Member’s Percentage Interests. Solely for the purposes of determining the Member’s proportionate shares of the “excess non-recourse liabilities” of the Company within the meaning of Treasury Regulations, Section l.752-3(a)(3), the Members’ interest in the profits of the Company are the same as the Members’ Percentage Interests.

(d)            No Member shall be allocated Net Losses or deductions if the allocation (i) causes a Member to have an Adjusted Capital Account Deficit or (ii) increases a Member’s Adjusted Capital Account Deficit. If a Member receives an allocation of Net Loss or deduction (or item thereof), or any distribution, which causes the Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year, all items of income and gain of the Company (consisting of a pro rata portion of each item of Company income, including gross income and gain) for that Fiscal Year shall be allocated to that Member before any other allocation is made of Company items for that taxable year, in the amount and proportion required to eliminate the deficit as quickly as possible. A Member who unexpectedly receives an adjustment, allocation, or distribution described in (4), (5), or (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) will be allocated items of income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year) in an amount and manner sufficient to eliminate such deficit balance as quickly as possible. This Section 5.02(d) is intended to comply with the qualified income offset requirement in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(e)            To the extent an adjustment to the tax basis of any Company asset pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Treasury Regulations Section l.704- l(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of the adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and the gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to that Section of the Treasury Regulations.

(f)            The allocations set forth in paragraphs (a), (b), (c), (d), and (e) above (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations under Code Section 704. Notwithstanding any other provisions of this Article V (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Net Income and Net Losses among Members so that, to the extent possible, the net amount of such allocations of Net Income and Net Losses and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.

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Section 5.03      Tax Allocations.

(a)            Subject to Section 5.03(b), Section 5.03(c) and Section 5.03(d), all income, gains, losses and deductions of the Company shall be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses and deductions pursuant to Section 5.01 and Section 5.02, except that if any such allocation for tax purposes is not permitted by the Code or other Applicable Law, the Company’s subsequent income, gains, losses and deductions shall be allocated among the Members for tax purposes, to the extent permitted by the Code and other Applicable Law, so as to reflect as nearly as possible the allocation set forth in Section 5.01 and Section 5.02.

(b)            Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) using the traditional method as set forth in Treasury Regulations Section l.704-3(b) so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value.

(c)            If the Book Value of any Company asset is adjusted as provided herein, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c) using any permissible method selected by the Manager.

(d)            Allocations of tax credit, tax credit recapture and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Manager taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

(e)            Allocations pursuant to this Section 5.03 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Losses, distributions or other items pursuant to any provisions of this Agreement.

(f)            In the event of a Transfer of Membership Interests during any Fiscal Year made in compliance with the provisions of Article IX, Net Income, Net Losses and other items of income, gain, loss and deduction of the Company attributable to such Membership Interests for such Fiscal Year shall be determined using the interim closing of the books method.

Article VI

DISTRIBUTIONS

Section 6.01      Distributions of Available Cash.

(a)            Distributions of Company Subsidiaries. Provided that no such distributions shall cause the Company or any Company Subsidiary to violate any provision of any applicable debt financing of a Company Subsidiary, the Manager shall review the cash needs of the Company and each Company Subsidiary and cause each Company Subsidiary to distribute to the Company the Company Subsidiary’s Available Cash as determined by the Manager.

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(b)            Distributions of Company. The Manager shall quarterly on or before December 15, March 15, June 15, and September 15 of each calendar year commencing not later than the fourth (4th) quarter after the completion of the Membership Interest Offering, notify the Voting Members of Manager’s determination of the Available Cash of the Company (after payment of interest and principal required to be paid on debt of the Company) that Manager proposes to be distributed. The Manager shall distribute the amount of Available Cash (after payment of interest and principal required to be paid on debt of the Company) determined by the Manager, quarterly, on or before January 1, April 1, July 1, and October 1 of each calendar year commencing not later than the fourth (4th) quarter after the completion of the Membership Interest Offering.

(c)            Allocation of Distributions of Available Cash. Prior to the admission of Non-Voting Members, Available Cash (if any) to be distributed shall be distributed to the Voting Members in accordance with their Percentage Interests. Upon completion of the Membership Interest Offering and the admission of Non-Voting Members as members, Available Cash to be distributed shall be distributed to Members as follows:

(i)	Eighty percent (80%) of the Available Cash to be distributed shall be distributed to all Members (both Voting and Non-Voting) as of the first day of the fiscal quarter for which the distribution is made in accordance with their respective Capital Contribution Percentage Interests;

(ii)	Twenty percent (20%) of the Available Cash to be distributed shall be distributed to the Voting Members in accordance with their respective Percentage Interests of the Voting Members.

(d)            No Illegal Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any distribution to Members if such distribution would violate § 18-607 of the Act or other Applicable Law.

Section 6.02      Tax Withholding; Withholding Advances.

(a)            Tax Withholding. If requested by the Manager, each Member shall, if able to do so, deliver to the Company:

(i)	an affidavit in form satisfactory to the Manager that the applicable Member (or its members, as the case may be) is not subject to withholding under the provisions of any federal, state, local, foreign or other Applicable Law;

(ii)	any certificate that the Manager may reasonably request with respect to any such laws; and

(iii)	any other form or instrument reasonably requested by the Manager relating to any Member’s status under such law.

If a Member fails or is unable to deliver to the Manager the materials described in this Section 6.02(a), the Manager may withhold amounts from such Member in accordance with Section 6.02(b).

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(b)            Withholding Advances. The Manager is hereby authorized at all times to cause the Company to make payments (“Withholding Advances”) with respect to each Member in amounts required to discharge any obligation of the Company (as determined by the Manager based on the advice of legal or tax counsel to the Company) to withhold or make payments to any federal, state, local or foreign taxing authority (a “Taxing Authority”) with respect to any distribution or allocation by the Company of income or gain to such Member and to withhold the same from distributions to such Member. Any funds withheld from a distribution by reason of this Section 6.02(c) shall nonetheless be deemed distributed to the Member in question for all purposes under this Agreement.

(c)            Indemnification. Each Member shall indemnify and hold harmless the Company and the other Members from and against any liability with respect to taxes, interest or penalties that may be asserted by reason of the Company’s failure to deduct and withhold tax on amounts distributable or allocable to such Member. The provisions of this Section 6.02(d) shall survive the termination, dissolution, liquidation and winding up of the Company and the withdrawal of the Member from the Company or Transfer of Membership Interests. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 6.02, including bringing a lawsuit to collect repayment of any Withholding Advances.

(d)            Overwithholding. Neither the Company nor the Manager shall be liable for any excess taxes withheld in respect of any distribution or allocation of income or gain to a Member. In the event of an overwithholding, a Member’s sole recourse shall be to apply for a refund from the appropriate Taxing Authority.

Section 6.03      Distributions in Kind. Prior to the dissolution and liquidation of the Company, the Manager shall not cause the Company to make distributions to the Members in the form of securities or other property held by the Company without the consent of a Majority in Interest of the Voting Members.

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Article VII

MANAGEMENT

Section 7.01      Management of the Company.

(a)            Generally. Subject to the limitation provided in Sections 7.0l(d), the Manager shall be responsible for the day to day operations of the Company and the Company Subsidiaries and the supervision and monitoring of the financial condition and performance of the Company and the Company Subsidiaries, and the Manager and, if their consent is required pursuant to this Agreement, a Majority in Interest of the Voting Members shall have full and complete discretion to manage and control the business and affairs of the Company and the Company Subsidiaries, to make all decisions affecting the business and affairs of the Company and the Company Subsidiaries and to take all such actions as it deems necessary or appropriate to accomplish the purposes of the Company and the Company Subsidiaries, including, without limitation, any decision (i) to sell or transfer all or substantially all of the assets of the Company, and (ii) to enter into any consolidation, merger, reorganization, conversion to another form of entity, election to be taxed as a real estate investment trust, or any other transaction. No Member of the Company shall have any authority or right to act on behalf of or bind the Company, unless otherwise provided herein or unless specifically authorized by the Manager or the Voting Members, if approval of the Voting Members is required, pursuant to a resolution or consent expressly authorizing such action, which resolution or consent is duly adopted by Majority in Interest of the Voting Members in accordance with this Agreement.

(b)      Capital Budgets.      The Manager may, but shall not be required, to submit a budget for the operation or improvement of a Project (a “Proposed Capital Budget”) owned by the Company or any Company Subsidiary to the Voting Members. Any Proposed Project Budget that has been approved by a Majority of the Voting Members shall constitute a “Capital Budget” for purposes of this Agreement.

(c)            Manager: Exclusivity. The Manager shall constitute the “manager” of the Company for purposes of the Act.

(d)            Major Decisions. Notwithstanding any other provisions to the contrary, the consent of a Majority in Interest of the Voting Members shall be required to approve any Major Decision.

Section 7.02      Major Decisions. The following actions and decisions may only be taken or made with the approval of a Majority of the Voting Members (each a “Major Decision”):

(a)	The participation on the Company or any Company Subsidiary in any merger, consolidation, reorganization, or conversion of any kind;

(b)	The sale or transfer not in the ordinary course of business of all or any substantial portion of any real estate property owned by the Company or any Company Subsidiary or the sale or transfer of all or an ownership interest in any Company Subsidiary;

(c)	The liquidation or dissolution of the Company or any Company Subsidiary;

(d)	The determination of the terms and conditions of any obligation for borrowed money of the Company to be marketed pursuant to the Reg A Offering;

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(e)	The incurrence of any obligation of the Company or any Company Subsidiary other than obligations incurred (i) in the ordinary course of business, (ii) in accordance with a Capital Budget or (iii) an obligation for borrowed money for a principal amount, whether incurred in one installment or a plan of borrowing, in excess of One Hundred Thousand Dollars ($100,000) that (A) is non-recourse to the Company (other than for customary non-recourse carve-outs), and/or (B) is not secured by a pledge of membership interests in the Company or any Company Subsidiary;

(f)	The entering into a contract, outside the ordinary course of business and not otherwise included in the annual budget of the Company or the Company Subsidiary, obligating the Company or any Company Subsidiary to pay an amount, in any one-year period, in excess of One Hundred Thousand Dollars ($100,000); provided, however, that the Manager shall have authority to make:

a.	improvements to any real property included within a Capital Budget (including, without limitation, increases in cost in such improvements beyond the control of the Manager), without the approval of the Voting Members;

b.	make expenditures that the Manager determines are necessary or desirable to address an emergency, comply with Legal Requirements that may subject the Company to liability or to repair damage to a Project caused by casualty to the extent the cost can be funded from insurance proceeds;

c.	make expenditures or incur obligations that are provided for in a Capital Budget or an annual budget approved by a Majority of the Voting Members;

d.	incur any obligation for borrowed money permitted under Section 7.02(e) above;

(g)	Approve any Capital Budget or annual budget for the Company;

(h)	Any guarantee by the Company or any Company Subsidiary of any contractual obligation or obligation for borrowed money of any person or entity other than the Company or a Company Subsidiary or the pledge of any security interest or mortgage in any property of the Company or any Company Subsidiary to secure any contractual obligation or obligation for borrowed money of any person or entity other than the Company or a Company Subsidiary;

(i)	The loan of any funds by the Company or any Company Subsidiary, other than in the ordinary course of business, to any person or entity;

(j)	Admission of any assignee or transferee of a Member as a substituted Member other than as expressly provided for in this Agreement;

(k)	Any filing seeking commencement of, or any action to facilitate the institution of, a Bankruptcy, receivership or the benefit of any other statute for the benefit of creditors with respect to the Company or any Company Subsidiary or over any substantial portion of the property of the Company or any Company Subsidiary;

(l)	Any amendment to the Management Agreement with the Manager or the agreement of the Company or any Company Subsidiary to pay the Manager, any Voting Member Representative or any Voting Member or an Affiliate of any one or more of the Voting Members or any Voting Member Representative any compensation or guaranteed payment not otherwise provided for in this Agreement or in the Management Agreement; and

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(m)	The approval of any Voting Member Representative who is not an Original Voting Member.

Section 7.03      Conduct of Meetings; Action Without Meeting.

(a)	Meetings of Voting Member Representatives may be called by the Manager or at least two (2) Voting Member Representatives by giving at least five (5) days’ notice of the time and place of the meeting.

(b)	At any meeting of Voting Member Representatives, Voting Member Representatives not physically present at any meeting of stockholders to participate in the meeting by remote communication, videoconference, teleconference, or other available technology. At a meeting in which Voting Member Representatives can participate by remote communication, the Manager shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by remote communication is a Voting Member Representative and allow Voting Member Representatives participating by remote communication to either read or hear the proceedings as they take place and to participate in the meeting and vote on matters submitted to the Voting Member Representatives.

(c)	Any matter that is to be voted on, consented to or approved by the Voting Member Representatives may be taken without a meeting, with five (5) days’ notice to the Voting Member Representatives and if consented to, in writing or by Electronic Transmission, by in the case of the Voting Member Representatives, the Voting Member Representatives with authority to cast the minimum number of votes as required to authorize such action. Any Voting Member Representative entitled to notice of a meeting may deliver a waiver of notice to the Corporation in writing or by electronic transmission either before or after the time of the meeting. A record shall be maintained by the Company of each such action taken by written consent of the Manager or Voting Member Representatives, and a copy of such written consent shall promptly be provided to any director or Voting Member Representative not signing the same, though the failure to provide such copy shall not affect the validity of the written consent.

Section 7.04      Deadlocks.            If a Majority in Interest of the Voting Members do not approve a Major Decision that requires that the Company or a Company Subsidiary take any action, the Company and any relevant Company Subsidiary shall not take such action unless the action is approved or agreed to pursuant to this Section 7.04. If with respect to any Major Decision, there is no resolution by a Majority in Interest of the Voting Members, the Voting Member Representatives voting to approve or disapprove the Major Decision, provided that they constitute no less than one half (1/2) of the Voting Member Representatives (the “Electing Members”), may elect, by seven (7) days’ written notice to the other Voting Member Representatives, to implement the following dispute resolution process, the result of which shall be binding on the Voting Members:

(a)	The Voting Member Representatives who did not invoke the dispute resolution process (the “Non-Electing Members”), acting together, shall select a person who has no business relationship with any Voting Member and who has at least five (5) years’ experience in mediating disputes or has practiced as a certified public accountant or lawyer for at least ten (10) years (a “Mediator”) to mediate the deadlock by notice to the remaining Voting Member Representatives. The cost of the Mediator shall be borne by the Company. The Electing Members and the Non-Electing Members may submit a written statement of their position to the Mediator within ten (10) Business Days after the notice of the appointment of the Mediator and shall send one or more representatives to participate in at least two (2) meetings held by the Mediator to seek the approval of a Majority in Interest of the Voting Members with respect to the proposed Major Action. If (i) after two (2) sessions with the Mediator do not result in a decision by the Majority in Interest of the Voting Members, or (ii) forty-five (45) days have occurred since the appointment of the Mediator (whether or not two (2) sessions have been held), the Electing Members may elect to implement the dispute resolution process in Section 7.04(b) below by ten (10) days’ notice to the Non-Electing Members.

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(b)	If a Majority In Interest of the Voting Members have not resolved the Major Decision within the ten (10) day period after the notice in (a) above after the Electing Members gave notice electing to implement the dispute resolution process in Section 7.04(b), within seven (7) days after the expiration of the ten (10) day period, the Electing Members shall designate a Voting Member who shall represent the Electing Members and the Non-Electing Members shall designate a Voting Member to represent the Non-Electing Members, to participate in the dispute resolution process within ten (10) days after the appointment of the last designated participant. If no such person is designated to participate in the dispute resolution process within the ten (10) day period by the Electing Members, the Major Decision shall not be approved and the Company and Company Subsidiaries may not undertake the Major Decision. If no such person is designed to participate in the dispute resolution process by the Non-Electing Members within such ten (10) day period, the determination of the Electing Members with respect to the Major Decision shall be binding on the Company and all of the Voting Member Representatives and Voting Members which resolution shall be uncontestable. If two designees are appointed, the approval or disapproval of the Major Decision will be determined using the method of a “Rock, Paper and Scissors” contest described as follows: The designees shall face each other with their arms in a right angle of 90 degrees as the elbow with fists closed and the right fist on top of the left fist. A singular, unrelated, independent, and disinterested observer selected by the participants shall be present who will be responsible to count to three in approximately one (1) second intervals and shall certify the outcome of the contest to the extent necessary. With each count, each representative shall lightly touch the left fist with the right fist to the cadence of the count and, at the count of three, each representative will signify whether he or she is selecting “Paper”, “Rock”, or “Scissors”. “Paper” shall be represented by the right hand fully extended, palm down. “Rock” shall be represented by the right hand in a full fist. “Scissors” shall be represented with the right hand in a fist with the index and third finger extended. The outcome of the issue shall be decided by the representative who wins the contest by the best two out of three sessions using the following rules: a display of Paper defeats a display of Rock; a display of Rock defeats a display of Scissors; and a display of Scissors defeats a display of Paper.

(c)	The winning representative of the above-described contest shall decide the issue conclusively on behalf of the Company and such decision shall constitute the act of the Voting Members for all purposes whereupon such act shall become uncontestable.

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Article VIII

EXCULPATION AND INDEMNIFICATION

Section 8.01      Liability. Except to the extent required by Applicable Law, the debts, obligations and liabilities of the Company and the Company Subsidiaries, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and the Company Subsidiaries, and no Covered Person shall be obligated personally for any such debt, obligation or liability solely by reason of being a Covered Person.

Section 8.02      Exculpation. No Covered Person shall be liable to the Company, any Company Subsidiary or any other Covered Person for any Loss incurred by reason of any act or omission performed or omitted by such Covered Person on behalf of the Company or any Company Subsidiary within the scope of authority conferred on the Covered Person by this Agreement, except that a Covered Person shall be liable for any such Loss incurred by reason of such Covered Person’s willful misconduct or breach of this Agreement

Section 8.03      Fiduciary Duty; Investor List. The Members waive and release all Members all Voting Member Representatives, and the Manager from any fiduciary duty to the Company except for the duty to comply in good faith with the terms, conditions and obligations of this Agreement and the obligation to act in good faith and fair dealing. The Members acknowledge that the Original Voting Members and Manager have participated in the marketing of the Membership Interest Offering and the Reg A Offering and may in the future sponsor or organize entities that seek to acquire properties and undertake activities that may compete with the Company or otherwise deal with commercial real estate. The Members acknowledge that the Original Voting Members and Manager have an interest in and may utilize the list of investors in the Company under the Membership Interest Offering and the Reg A Offering in marketing membership interests, stock, debt or other securities in connection with the marketing of interests in connection with such activities.

Section 8.04      Indemnification. To the fullest extent permitted by Applicable Law, a Covered Person shall be entitled to indemnification from the Company for any Loss incurred by the Covered Person by reason of any act or omission performed or omitted by the Covered Person on behalf of the Company or any Company Subsidiary within the scope of authority conferred on the Covered Person by this Agreement; provided that, no Covered Person shall be entitled to indemnification to the extent the Loss arises out of, directly or indirectly, (a) the Covered Person’s willful misconduct or breach of this Agreement, or (b) the violation or breach by the Covered Person of any duties or obligations owed to the Company or any Company Subsidiary which cannot be waived as a matter of law. The indemnification provided by this Section 8.04 shall not be deemed exclusive of any other rights to indemnification to which Covered Persons may be entitled under any agreement or otherwise. The provisions of this Section 8.04 shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which the Covered Person became entitled to indemnification under this Section 8.04 and shall inure to the benefit of the executors, administrators, legatees and distributees of such Covered Person.

Section 8.05      Expenses. To the fullest extent permitted by Applicable Law, expenses (including reasonable attorneys’ fees, disbursements, fines and amounts paid in settlement) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding relating to or arising out of their performance of their duties on behalf of the Company or a Company Subsidiary shall, from time to time, be advanced by the Company prior to the final disposition of the claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall ultimately be determined that the Covered Person is not entitled to be indemnified as authorized in Section 8.04.

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Section 8.06      Severability. To the fullest extent permitted by Applicable Law, if any portion of this Article VIII shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each Covered Person and may indemnify each employee or agent of the Company and the Company Subsidiaries as to Losses with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company or Company Subsidiary, to the fullest extent permitted by any applicable portion of this Article VIII that shall not have been invalidated.

Section 8.07      Insurance. To the extent available on commercially reasonable terms, the Manager may cause the Company to purchase insurance to cover Losses covered by the foregoing indemnification provisions and to otherwise cover Losses for any breach or alleged breach by any Covered Person of such Covered Person’s duties in such amount and with such deductibles as determined by the Manager; provided that, the failure to obtain such insurance shall not affect the obligations of any Covered Persons hereunder or the right to indemnification of any Covered Person under the indemnification provisions contained herein, including the right to be reimbursed or advanced expenses or otherwise indemnified for Losses hereunder. If any Covered Person recovers any amounts in respect of any Losses from any insurance coverage, then the Covered Person shall, to the extent the recovery is duplicative, reimburse the Company for any amounts previously paid to the Covered Person by the Company or any Company Subsidiary in respect of such Losses.

Section 8.08      Funding of Indemnification Obligation. Notwithstanding anything contained herein to the contrary, any indemnity by the Company relating to the matters covered in this Article VIII shall be provided out of and to the extent of Company assets only, and no Member shall have personal liability on account thereof or shall be required to make any Capital Contributions to pay any indemnity by the Company.

Section 8.09      Amendment. The provisions of Section 8.04 and Section 8.05 constitute a contract between the Company, on the one hand, and each Covered Person who served in such capacity at any time while Section 8.04 and Section 8.05 were in effect, on the other hand, pursuant to which the Company and the Covered Persons intend to be legally bound. No amendment, modification or repeal of Section 8.04 or Section 8.05 that adversely affects the rights of a Covered Person to indemnification for Losses incurred or advancement of expenses relating to a state of facts existing prior to the amendment, modification or repeal shall apply in such a way as to eliminate or reduce the Covered Person’s entitlement to indemnification for Losses or advance of expenses without the Covered Person’s prior written consent.

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Article IX

TRANSFERS

Section 9.01      Restrictions on Transfer.

(a)            Except as provided in this Article IX, no Transfer of any or all of a Member’s Membership Interest or economic interest in a Membership Interest, or sale, transfer or assignment of direct or indirect interests in any Member shall be permissible, without the prior approval a Majority in Interest of the Voting Members and any Transfer in violation hereof shall be null and void. No Transfer to a Person not already a Member shall be deemed completed until the prospective Transferee is admitted as a Member of the Company in accordance with Section 4.01 hereof.

(b)            Notwithstanding any other provision of this Agreement (including Section 9.02), each Member agrees that it will not Transfer any of its Membership Interest:

(i)            except as permitted under the Securities Act and other applicable federal or state securities or blue sky laws, and then, with respect to a Transfer, only upon delivery to the Company of an opinion of counsel in form and substance satisfactory to the Manager to the effect that the Transfer may be effected without registration under the Securities Act;

(ii)            if the Transfer or issuance would affect the Company’s existence or qualification as a limited liability company under the Act;

(iii)           if the Transfer or issuance would cause the Company to lose its status as a partnership for federal income tax purposes;

(iv)            if the Transfer or issuance would cause the Company to be required to register as an investment company under the Investment Company Act of 1940, as amended; or

(v)            if the Transfer or issuance would cause the assets of the Company to be deemed “Plan Assets” as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company.

(c)            Any Transfer or attempted Transfer of any Membership Interest in violation of this Agreement shall be null and void, no such Transfer shall be recorded on the Company’s books and the purported Transferee shall not be treated (and the purported Transferor shall continue be treated) as the owner of Membership Interests for any purpose of this Agreement and the Act.

Section 9.02      Permitted Transfers.      The provisions of Section 9.0l(a) shall not apply to any of the following Transfers:

(a)            A Transfer of any Non-Voting Member’s Membership Interest to the personal representative, executor, or heir of a Non-Voting Member, who may be admitted as a substitute Member to the deceased Non-Voting Member.

(b)            A Transfer of any Voting Members Membership Interest to the personal representative, executor or heir of a Voting Member shall be permitted; provided that the Voting Membership Interest shall automatically be converted to a Non-Voting Membership Interest having the same economic rights as the Voting Interest.

(c)            A Transfer of a Non-Voting Member’s Membership Interest as a result of a Non-Voting Member’s Bankruptcy.

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(d)            A Transfer of a Voting Member’s Membership Interest as a result of a Voting Member’s Bankruptcy; provided that the Voting Membership Interest shall no longer be represented by a Voting Members Representative and will no longer have any associated voting rights of any kind but will have the same economic rights as the Voting Interest.

(e)            Any Transfer approved by a Majority in Interest of Voting Members.

(f)            Any Transfer of the entire Voting Member’s Membership Interest by one or more Original Voting Member to any limited liability company or trust; provided (1) the controlling membership interests in the limited liability company are held by, or the beneficiaries of the trust are (or will be), family members of the Original Voting Member or the Original Voting Members making such transfer, and (2) if not already bound by a proxy or other designation that satisfies the requirements of this subparagraph (2), the transferee executes an irrevocable proxy or other designation appointing an Original Voting Member or another individual approved by the Majority in Interest of the Voting Members as the Voting Member Representative for the each Original Voting Member’s Membership Interest being transferred. If more than one Original Voting Member transfers their Membership Interests in the Company to the same limited liability company or other entity, the transferee shall appoint a number of Voting Member Representatives equal to the number of the Original Voting Members who transferred their Membership Interests to the entity or may appoint one Voting Member Representative who will have the authority to vote the interests of each Original Voting Member. For example, if two Original Voting Members transfer their Membership Interests to ABC, LLC; ABC LLC may appoint two Voting Member Representatives or may appoint one Voting Member Representative that will have two votes with respect to any Major Decision or action requiring the vote of Voting Members or Voting Member Representatives.

(g)            Any Transfer of a Voting Member’s Membership Interest to a Person whose membership interests in the limited liability company are held by, or the beneficiaries of the trust are (or will be), family members of the Original Voting Member; provided that the Voting Membership Interest shall no longer be represented by a Voting Members Representative and will no longer have any associated voting rights of any kind but will have the same economic rights as the Voting Interest. For example, if an Original Voting Member ceases to be the trustee of a Trust that owns a Voting Membership Interest and ceases to be the Voting Member Representative for the Voting Membership Interest held by the Trust, the change in Trustee is a Permitted Transfer but will cause the Voting Membership Interest to lose any associated voting rights.

Article X

ACCOUNTING & TAX MATTERS

Section 10.01      Financial Statements. The Company shall prepare and deliver the following reports to each Voting Member:

(a)            Annual Financial Statements. As soon as available, and in any event within one hundred twenty (120) days after the end of each Fiscal Year, consolidated balance sheets of the Company (together with the Company Subsidiaries) as at the end of the Fiscal Year and related consolidated statements of income, cash flows and Members’ equity for the Fiscal Year, all in reasonable detail and all prepared in accordance with GAAP, consistently applied.

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(b)            Quarterly Financial Statements. As soon as available, and in any event within thirty (30) days after the end of each quarterly accounting period in each fiscal quarter (other than the last month of the fiscal quarter), as at the end of each such monthly period unaudited consolidated statements of income, cash flows and Members’ equity for each such monthly period and for the current Fiscal Year to date, all in reasonable detail and all prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto).

Section 10.02      Inspection Rights; Request for Audit. Upon reasonable notice from a Voting Member, the Company shall permit each Voting Member reasonable access during normal business hours to (i) the Company’s and the Company Subsidiaries’ properties, offices, plants and other facilities; (ii) the financial and similar records, reports and documents of the Company and Company Subsidiaries, and (iii) the Manager with an opportunity to discuss the affairs and finances of the Company and/or its Company Subsidiaries. In addition, all Members shall have the right, at their expense during normal business hours at a location designated by the Manager and for a purpose reasonably related to the Member’s interest as a member in the Company, the information set forth in Section 18-305 of the Act.

Section 10.03     Income Tax Status. It is the intent of the Company and the Voting Members that the Company shall be treated as a partnership for federal, state and local income tax purposes. Neither the Company nor any Member shall make an election for the Company to be classified as other than a partnership pursuant to Treasury Regulations Section 301.7701-3.

Section 10.04     Partnership Representative.

(a)            Appointment. The Manager shall serve as the “partnership representative” (the “Partnership Representative”) as provided in Code Section 6223(a).

(b)            If the Company qualifies to elect pursuant to Code Section 6221(b) (or successor provision) to have Subchapter C of Chapter 63 of the Code not apply to any federal income tax audits and other proceedings, the Manager shall cause the Company to make such election.

(c)            If any “partnership adjustment” (as defined in Code Section 6241(2)) is determined with respect to the Company, the Partnership Representative shall promptly notify the Members upon the receipt of a notice of final partnership adjustment, and shall take such actions as directed by a majority of the Members in writing within ten (10) Business Days after the receipt of such notice, including whether to file a petition in the U.S. Tax Court, cause the Company to pay the amount of any such adjustment under Code Section 6225, or make the election under Code Section 6226.

(d)            If any “partnership adjustment” (as defined in Code Section 6241(2)) is finally determined with respect to the Company and the Partnership Representative has not caused the Company to make the election under Code Section 6226, then (i) the Partners shall take such actions requested by the Partnership Representative, including filing amended tax returns and paying any tax due in accordance with Code Section 6225(c)(2); (ii) the Partnership Representative shall use commercially reasonable efforts to make any modifications available under Code Section 6225(c)(3), (4) and (5); and (iii) any “imputed underpayment” (as determined in accordance with Code Section 6225) or partnership adjustment that does not give rise to an imputed underpayment shall be apportioned among the Members of the Company for the taxable year in which the adjustment is finalized in such manner as may be necessary (as determined by the Partnership Representative in good faith) so that, to the maximum extent possible, the tax and economic consequences of the partnership adjustment and any associated interest and penalties are borne by the Members based upon their respective allocations of income for the reviewed year.

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(e)            If any subsidiary of the Company (i) pays any partnership adjustment under Code Section 6225; (ii) requires the Company to file an amended tax return and pay associated taxes to reduce the amount of a partnership adjustment imposed on the subsidiary, or (iii) makes an election under Code Section 6226, the Partnership Representative shall cause the Company to make the administrative adjustment request provided for in Code Section 6227 consistent with the principles and limitations set forth in (c) and (d) above for partnership adjustments of the Company, and the Members shall take such actions reasonably requested by the Partnership Representative in furtherance of such administrative adjustment request.

(f)            The obligations of each Member or former Member under this Section 10.04 shall survive the transfer or redemption by such Member of his or her Percentage Interest and the termination of this Agreement or the dissolution of the Company.

(g)            Each Member agrees to cooperate with any review or audit of the in connection with all examinations of the Company’s affairs by taxing authorities, including resulting administrative and judicial proceedings and shall, upon request, either during the time the Member is a Member of the Company or after the Member has ceased to be a Member, provide copies of such Member’s tax returns, consent to permit the Company to obtain such tax returns, and take such other action as may be reasonably requested by the Partnership Representative in connection with any such examination or proceeding.

(h)            In the event of a transfer of all or any part of the Company Interest of any Partner, the Company, at the option of the Manager, may elect pursuant to Code Section 754 to adjust the basis of the Company’s assets. Notwithstanding anything contained in Article V of this Agreement, any adjustments made pursuant to Code Section 754 shall affect only the successor in interest to the transferring Member and in no event shall be taken into account in establishing, maintaining or computing Capital Accounts for the other Members for any purpose under this Agreement. Each Member will furnish the Company with all information necessary to give effect to such election.

(i)            Income Tax Elections. Except as otherwise provided herein, the Partnership Representative shall have sole discretion to make any determination regarding income tax elections it deems advisable on behalf of the Company.

Section 10.05      Tax Returns. At the expense of the Company, the Manager shall cause the preparation and timely filing (including extensions) of all tax returns required to be filed by the Company pursuant to the Code as well as all other required tax returns in each jurisdiction in which the Company owns property or does business. The Manager shall ensure that all Voting Members have a reasonable opportunity to review and comment on all tax returns prior to the filing thereof. As soon as reasonably practicable after the end of each Fiscal Year, the Manager shall cause to be delivered to each Person who was a Member at any time during such Fiscal Year, Schedule K-1 to IRS Form 1065 and such other information with respect to the Company as may be necessary for the preparation of such Person’s federal, state and local income tax returns for such Fiscal Year.

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Section 10.06      Company Funds. The funds of the Company shall not be commingled with the funds of any other Person.

Article XI

DISSOLUTION AND LIQUIDATION

Section 11.01      Events of Dissolution. The Company shall be dissolved and its affairs wound up only upon the occurrence of any of the following events:

(a)            The determination of the Majority in Interest of the Voting Members to dissolve the Company; or

(b)            The sale, exchange, involuntary conversion or other disposition or Transfer of all or substantially all the assets of the Company or the conversion or other disposition or Transfer of all or substantially all of the assets of the Company Subsidiaries.

To the maximum extent permitted by Applicable Law, the Members waive the right to seek judicial dissolution of the Company pursuant to § 18-802 of the Act.

Section 11.02      Effectiveness of Dissolution. Dissolution of the Company shall be effective on the day on which the event described in Section 11.01 occurs, but the Company shall not terminate until the winding up of the Company has been completed, the assets of the Company have been distributed as provided in Section 11.03 and the Certificate of Formation shall have been cancelled as provided in Section 11.04.

Section 11.03 Liquidation. If the Company is dissolved pursuant to Section 11.01, the Company shall be liquidated and its business and affairs wound up in accordance with the Act and the following provisions:

(a)            Liquidator. The Manager shall act as liquidator to wind up the Company (the “Liquidator”). The Liquidator shall have full power and authority to sell, assign, and encumber any or all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner.

(b)            Accounting. As promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

(c)            Distribution of Proceeds. The Liquidator shall liquidate the assets of the Company and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of Applicable Law:

(i)            First, to the payment of all of the Company’s and the Company Subsidiaries’ debts and liabilities to its creditors (including Members, if applicable) and the expenses of liquidation (including sales commissions incident to any sales of assets of the Company or the Company Subsidiaries);

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(ii)            Second, to the establishment of and additions to reserves that are determined by the Manager to be reasonably necessary for any contingent unforeseen liabilities or obligations of the Company and the Company Subsidiaries; and

(iii)	Third, to the Members in accordance with Section 6.01(c).

(d)            Discretion of Liquidator. Notwithstanding the provisions of Section 11.03(c) that require the liquidation of the assets of the Company, but subject to the order of priorities set forth in Section 1l.03(c), if upon dissolution of the Company the Liquidator reasonably determines that an immediate sale of part or all of the Company’s assets would be impractical or could cause undue loss to the Members, the Liquidator may defer the liquidation of any assets except those necessary to satisfy the Company’s and the Company Subsidiaries’ liabilities and reserves, and may, with the unanimous consent of the Members, distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of Section ll.03(c), undivided interests in such the Company’s assets as the Liquidator deems not suitable for liquidation. Any such distribution in kind shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operating of such properties at such time. For purposes of any such distribution, any property to be distributed will be valued at its Fair Market Value.

Section 11.04      Cancellation of Certificate. Upon completion of the distribution of the assets of the Company as provided in Section 1l.03(c) hereof, the Company shall be terminated and the Liquidator shall cause the cancellation of the Certificate of Formation in the State of Delaware and of all qualifications and registrations of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware and shall take such other actions as may be necessary to terminate the Company.

Section 11.05      Survival of Rights, Duties and Obligations. Dissolution, liquidation, winding up or termination of the Company for any reason shall not release any party from any Loss that at the time of such dissolution, liquidation, winding up or termination already had accrued to any other party or thereafter may accrue in respect of any act or omission prior to such dissolution, liquidation, winding up or termination. For the avoidance of doubt, none of the foregoing shall replace, diminish or otherwise adversely affect any Member’s right to indemnification pursuant to Article VIII.

Section 11.06      Recourse for Claims. Each Member shall look solely to the assets of the Company for all distributions with respect to the Company, such Member’s Capital Account, and such Member’s share of Net Income, Net Loss and other items of income, gain, loss and deduction, and shall have no recourse therefor (upon dissolution or otherwise) against the Liquidator or any other Member.

Article XII

MISCELLANEOUS

Section 12.01      Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

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Section 12.02      Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Member hereby agrees, at the request of the Company or any other Member, to execute and deliver such additional documents, instruments, conveyances and assurances and to take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

Section 12.03      Corporate Transparency Act. Each Member that the Manager has reason to believe is a “beneficial owner” under the Corporate Transparency Act shall, within thirty (30) days after notice from the Company, provide the Company with the information that the Company is required to provide under the Corporate Transparency Act, including, without limitation, the name, birthdate, address and up to four pieces of identification documents that are acceptable for purposes of complying with the Corporate Transparency Act. In addition, each Member shall, within fifteen (15) days notify the Company of any change in the information previously provided to the Company.

Section 12.04      Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.04):

If to the Company: to:

Owen Barrett

1759 Oceanside Blvd., Suite C506

Oceanside, California 92054

owen@znecapital.com

With a copy to:

Chris Pomerleau
P. O. Box 541491
Omaha, NE 68154
Chris@leavenwealth.com

If to any Member: to the address shown on the records of the Company.

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Section 12.05      Headings. The headings in this Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision of this Agreement.

Section 12.06      Successors and Assigns. Subject to the restrictions on Transfers set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

Section 12.07      No Third-party Beneficiaries. Except as provided in Article VIII, which shall be for the benefit of and enforceable by Covered Persons as described therein, this Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, successors and assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 12.08      Amendment. No provision of this Agreement may be amended or modified except by an instrument in writing by the Majority of the Voting Members; provided, however, that no such amendment shall affect the economic rights of any Member other than as a result of dilution that affects all existing Members in a similar fashion. Any such written amendment or modification will be binding upon the Company and each Member and each Permitted Transferee. Amendments to the Members Schedule following any new issuance, redemption, repurchase or Transfer in accordance with this Agreement may be made by the Manager without the consent of or execution by the Members.

Section 12.09      Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. For the avoidance of doubt, nothing contained in this Section 12.09 shall diminish any of the explicit and implicit waivers described in this Agreement, including in Section 12.12 hereof.

Section 12.10      Governing Law. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

Section 12.11      Submission to Jurisdiction. The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, shall be brought in any state court or the United States District Court having jurisdiction over Douglas County, Nebraska so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient form. Service of process, summons, notice or other document by registered mail to the address set forth in Section 12.04 shall be effective service of process for any suit, action or other proceeding brought in any such court.

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Section 12.12      Waiver of Jury Trial. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.13      Equitable Remedies. Each party hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.

Section 12.14      Attorneys’ Fees. If any party hereto institutes any legal suit, action or proceeding, including arbitration, against another party in respect of a matter arising out of or relating to this Agreement, the prevailing party in the suit, action or proceeding shall be entitled to receive, in addition to all other Losses to which it may be entitled, the costs incurred by such party in conducting the suit, action or proceeding, including reasonable attorneys’ fees and expenses and court costs.

Section 12.15      Remedies Cumulative. The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

Section 12.16      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of Electronic Transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

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[SIGNATURE PAGE TO LIMITED LIABILITY COMPANY AGREEMENT-WILD BUILDINGS, LLC]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

INITIAL MEMBER AND MANAGER

OWEN BARRETT

MEMBERS

CHRIS POMERLEAU

PHILIP GRANT BOWMAN

JOEL CESARE

EARL MOHLER

COLLIN SCHWARTZ

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SCHEDULE A

Members Schedule

Voting Members
Member Name and Address and Email	Initial Capital Contribution	Membership Interest Percentage of Class
Owen Barrett 1759 Oceanside Blvd., Suite C506 Oceanside, California 92054 owen@znecapital.com	$50,000	16.66%
Chris Pomerleau P. O. Box 54091 Omaha NE 68154 Chris@Leavenwealth.com	$50,000	16.666%
Philip Grant Bowman	$50,000	16.666%
Joel Cesare	$50,000	16.666%
Earl Mohler	$50,000	16.666%
Colin Schwartz	$50,000	16.666%

Member Name and Address	Initial Capital Contribution	Membership Interest Percentage of Class

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SCHEDULE B

Form of Consent by Spouse for Members who are
individuals

I acknowledge that I have read the Amended and Restated Limited Liability Company Agreement (as amended from time to time, the “LLC Agreement”) of Rayven Properties, LLC, a Delaware limited liability company (the “Company”), dated February 6, 2023, and that I know its contents. All capitalized terms not defined in this Consent shall have the meaning set forth in the LLC Agreement. I am aware that by its provisions, my spouse agrees to sell, convert, dispose of, or otherwise transfer, directly or indirectly, his or her interest (including Membership Interests) in the Company (or interests in an entity owned or controlled by my spouse), including any property or other interest that I have or acquire therein, under certain circumstances. I hereby consent to such sale, conversion, disposition or other transfer; and approve of the provisions of the LLC Agreement, and any action hereafter taken by my spouse thereunder with respect to such interest, and I agree to be bound thereby. Without limiting the foregoing, I hereby approve of the provisions of the LLC Agreement and agree that (a) all Membership Interests owned by my spouse, directly or indirectly (and my community property interest in them, if any), is subject to the provisions of the LLC Agreement and (b) I will take no action at any time to hinder operation of the LLC Agreement with respect to the Membership Interests or any interest I may have in them. I further agree to promptly execute upon request from time to time any other and further documents necessary to effectuate the terms of the LLC Agreement and this consent. I hereby irrevocably appoint my spouse as my attorney-in-fact with respect to any amendment or exercise of any rights under the LLC Agreement (which appointment is coupled with an interest and is irrevocable).

I further agree that in the event of my death or a dissolution of marriage or legal separation, my spouse shall have the absolute right to have my interest, if any, in the Company (including Membership Interests), directly or indirectly, set apart to him or her, whether through a will, a trust, a property settlement agreement or by decree of court, or otherwise, and that if he or she is required by the terms of such will, trust, settlement or decree, or otherwise, to compensate me for said interest, that the price shall be an amount equal to: (i) the then-current balance of the Capital Account relating to the interest; multiplied by (ii) my percentage of ownership in such interest.

This consent shall not suggest, evidence or imply that the interest in the Company (including Membership Interests) owned by my spouse, directly or indirectly, is community property, and the determination of whether the Membership Interests are community property or separate property shall not be influenced or affected by this consent.

I acknowledge that I have been afforded the opportunity to obtain independent legal counsel to review and explain to me the provisions and consequences of the LLC Agreement and this consent; that I have carefully read the LLC Agreement and this consent, and that I fully understand the terms and consequences of the LLC Agreement and this consent. By executing this consent, I hereby represent and warrant that, in so executing, I have not relied on any inducements, promises or representations made by any other party (except as expressly set forth in the LLC Agreement and this consent) or that of the attorneys, accountants or other advisors of such other parties. I hereby represent and warrant that my execution of this consent is free and voluntary.

This consent, including its existence, validity, construction, and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise governing principles of choice of law or conflicts of law.

Dated

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